JOY GLOBAL INC.

News Release

Contacts:

At the Company:	At Financial Relations Board:
Sandy McKenzie	George Zagoudis
Investor Relations	Analyst Contact
414-319-8506	312-640-6663

JOY GLOBAL INC. ANNOUNCES FISCAL 2008 FIRST QUARTER OPERATING RESULTS

•	Q1 orders of $870 million, a 54% increase over Fiscal 2007’s first quarter
•	Q1 sales of $640 million, up 14% over the prior year period
•	EPS increased 27% to $0.65, inclusive of $0.01 gain on discontinued operations
•	Cash flow from operations increased to $86 million
•	Acquisition of Continental Global completed, and expected to be accretive in the current fiscal year

Milwaukee, WI – March 6, 2008 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported first quarter fiscal year 2008 results. Orders were $870 million, up 54 percent from $565 in the prior year period on continued demand from the international markets and improving conditions in the U.S. coal market. Net sales for the quarter were $640 million versus $560 million in the prior year period, an increase of 14 percent. Operating income totaled $111 million in the first quarter, or 17.4 percent of sales, versus $94 million and 16.8 percent of sales last year. Net income increased to $71 million in the quarter compared to $60 million in the prior year. Earnings from continuing operations increased 25 percent to $0.64 per diluted share, while income from discontinued operations added $0.01 per diluted share.

“New orders of $870 million were our second highest ever, and reflect the continued strength in our markets,” stated Mike Sutherlin, President and CEO of Joy Global Inc. “The current orders take our order bookings for the last four quarters to $3.2 billion and support our view that the industry’s growth will stay stronger for longer. We are gratified by the continued strong bookings of shovels in our P&H surface equipment business, even with lead times running into 2010. This quarter’s order rate was an all time record in our Joy underground equipment business, and combines the strength of its international markets with the improved outlook in U.S coal. The events of the past few months have clearly demonstrated that the mining industry’s production capacity has fallen behind the growth in commodity demand, and this has resulted in supply shortages and dramatic increases in commodity prices. These price increases underlie the expectation that it will take several years and significant investment for capacity to catch up to demand. The expansion investments we completed and the operating improvements we made during fiscal 2007 allowed P&H to increase its surface mining sales by 24 percent, and we expect further improvements as we bring on additional capacity in 2008 and 2009.”

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100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 ( PO Box 554 Milwaukee WI 53201-0554 ( 414/319/8501

Joy Global Inc.

First Quarter Operating Results

Bookings in the quarter totaled $870 million, up 54 percent from last year with order strength in both divisions and in both original equipment and aftermarket segments. Underground orders at Joy doubled from fiscal 2007’s first quarter to $516 million. Joy’s original equipment orders were up more than four-fold while aftermarket orders grew 16 percent. The original equipment orders included major longwall projects in Australia and Russia. Some of the order increase is due to a muted order rate in last year’s first quarter that resulted from weak conditions in the U.S. coal market at that time. However, this quarter’s order rate is a record for the Joy underground business, demonstrating that the order strength goes beyond a favorable comparison period. Surface orders at P&H increased 16 percent to $354 million. Orders for original equipment continued to be strong, with shovel orders destined for North and South America, Europe and Australia. Aftermarket orders at P&H were up 44 percent over the same period last year, reflecting the continued high level of utilization of the installed base. Overall orders for original equipment essentially doubled and aftermarket orders rose 28 percent versus the same period of last year. Backlog rose $230 million during the quarter and rose 44 percent from a year ago to a level of $1.9 billion at the end of the first quarter.

Sales for the quarter increased 14 percent to $640 million, reflecting an 18 percent increase in aftermarket sales and a 9 percent increase in original equipment sales compared to the prior year period. P&H surface sales rose 24 percent year over year to $289 million, with similar percentage increases in both original equipment and aftermarket revenues. Joy underground sales were up 7 percent from a year ago, resulting from a 12 percent increase in aftermarket revenues and essentially flat original equipment revenues. Although the underground order rate for original equipment has improved significantly, the order to delivery lead time has delayed the impact on shipments into subsequent periods.

Gross profit margins rose to 33 percent of sales from 31 percent in last year’s first quarter. This is the result of a continued improvement in product margins, a favorable aftermarket mix, reduced purchase accounting charges from the Stamler acquisition, and currency exchange rates that were favorable to revenues. Selling, administrative and product development expense in the quarter totaled $102 million, or 15.9 percent of sales, compared with $82 million, or 14.6 percent of sales, in the first quarter of last year. Spending increases included costs to bring on-line new manufacturing capacity in China, costs to expand aftermarket service and support capabilities in several markets, costs to develop new products that will not have revenue impact until future years, an increase in incentive based compensation, and the unfavorable impact of exchange rates on the costs of international operations. As a result, operating income increased to $111 million, or 17.4 percent of sales, in the current quarter compared with $94 million, or 16.8 percent of sales, in the prior year period. The operating income and operating margins were down sequentially due to the disproportionately high percentage of holidays that occur in the Company’s first fiscal quarter.

Reorganization expense of $2 million in the quarter was primarily from the settlement of a creditor claim relating to pre-emergence. Furthermore, the Company recorded a $1 million gain net of taxes in the quarter on discontinued operations related to the fiscal 2006 sale of The Horsburgh and Scott Company. On an after tax basis, the reorganization expense and the gain on discontinued operations effectively canceled each other. The effective income tax rate of 33.4 percent was essentially flat with the corresponding quarter of last year. Cash taxes in the quarter

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Joy Global Inc.

totaled $21.6 million, or approximately 21 percent of pre-tax book income. The cash tax rate is higher than last year due to the reduced impact of net operating loss carryforwards.

Reported earnings per diluted share in the first quarter totaled $0.65, inclusive of $0.01 of gain from discontinued operations, compared to $0.51 in the first quarter last year. Although share buybacks slowed to $11.9 million in the first quarter in preparation for the acquisition of Continental, the weighted average of fully diluted outstanding shares dropped to109 million in the current quarter from 116 million in the first quarter of fiscal 2007. The effect of share buybacks over the past year increased net earnings by $0.03 per share for this year’s first quarter. The Company has repurchased a total of $807 million of its shares through the first quarter. With the funding of the Continental acquisition completed, the Company expects to resume its program of returning cash to shareholders through buybacks during the remainder of this fiscal year.

Other Financial Matters

In the current quarter, working capital less cash decreased by $3 million compared with an increase of $97 million in the prior year. The current quarter’s improvement in working capital was primarily due to an increase of $99 million in advance payments from customers on higher order bookings compared to the same period last year. This was offset in part by a further increase in inventory of $45 million to support the expected increase in shipping levels during the remainder of this fiscal year and to improve parts availabilities in the Company’s field service operations. Cash flow from operations was $86 million in the quarter compared to a use of cash of $19 million in the prior year period.

Capital spending in the quarter was just under $16 million or 2.5 percent of sales as compared to $12 million or 2.2 percent of sales in the prior year. The Company anticipates capital spending in the range of 3.5 to 4.0 percent of sales for the next few years as it continues to increase realizable capacity through internal process improvements, to further add core manufacturing capacity, and to extend its field service capabilities. However, the use of cash for capital projects can vary from the expected spending levels on a quarterly basis due to the timing and cash flow requirements of the specific projects.

Positive Long-Term Global Mining Outlook

The market outlook for mining equipment remains robust. Events over the past few months have clarified factors that give significant insight into the outlook for the mining industry, and thus for mining equipment.

Heavy rains in South Africa, snow in China, and floods in Australia at a time when coal stockpiles at many power-generating plants had been depleted to extremely low levels have combined to push international coal into a significant supply deficit. These events have revealed the fact that supply was not keeping pace with demand, and the market was already heading toward supply deficit. In response to this coal supply crisis, South Africa and India have announced increases in their coal purchases to rebuild stockpiles and China has restricted exports until its stockpiles have been replenished. Australia, the world’s largest coal exporter, has been constrained from increasing its exports because of capacity limitations with rail and port

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Joy Global Inc.

facilities that will last through 2010 and possibly longer. Recent flooding in Queensland is estimated to reduce their export capacity in 2008 by another 10-15 million tones.

Against these supply constraints, demand continues to grow. Korea is building ten new coal-fueled power plants, the UK has permitted its first coal-fueled power plant in 20 years, and Europe’s announced plans to build up to 60 gigawatts of coal-fueled power to reduce its dependence on Russian natural gas. Coal exporting countries, including Indonesia, Russia and Vietnam are building coal-fueled power plants that will increase domestic demand and reduce export capacity.

Supply deficits are expected to remain in the international coal markets for the next several years. This has pushed prices well beyond previous highs. The spot price for seaborne traded thermal coal has exceeded US$130/tonne and met coal spot prices have reached as high as US$275/tonne. There is a growing expectation that the reference price in the Asia-Pacific market for the contract year beginning in April of 2008 will be set above US$100/tonne for thermal coal and above $200/tonne for met coal, both roughly double last year’s reference prices.

This leaves the U.S. as the world’s only coal producing region with meaningful upside capacity in the near term. As such, the U.S. has gone from being a regional market to being the swing supplier to the international coal market. U.S. coal exports increased by about 10 million tons in 2007, with about 5 million of that increase coming late in the year. The growth in U.S. coal exports is expected to increase further in 2008. Many of these exports sales have been for 2 to 3 year contract terms and some with 5-year terms. As a result, export demand appears to be sustainable and the Company’s customers are basing some of their mine expansion plans on the long term opportunity of exports into the international coal markets.

The growth in the U.S. export markets is occurring as demand for power generation is returning to more normal levels in the U.S. In addition, there is more coal-fueled power generating capacity under construction in the U.S. than at any other time in the last twenty-five years. There are 14 gigawatts in construction and scheduled to be completed over the next four years. These plants are expected to burn an additional 50 million tons of coal. There is an additional 8 gigawatts in the final stages of development, and expected be completed over the next five years. These plants are expected to burn another 30 million tons of coal. The total build-out of these plants will add approximately 80 million tons to annual coal demand, or an increase of 7 percent, over the next five years.

U.S. power generators are having to compete with export demand and pricing. Spot prices for Central Appalachia coal has exceeded $80/ton, high sulfur Northern Appalachia coal has gone above $75/ton and PRB coal has gone above $15/ton. These represent price increases of about 75 to 100 percent over the last year. As a result, the Company’s customers are planning capacity expansions and discussing availability of additional production slots.

The other major markets served by the Company are also experiencing tight supply conditions. Copper inventories on the London Metal Exchange have dropped 17 percent since the first of the year to only three days of global supply, pushing copper prices to above $3.80/lb. The current list of major copper expansion projects is expected to add 4.2 million tonnes to supply by 2012, while demand is expected to grow by 4.1 million tonnes over the same period. Therefore supply is expected to remain in balance and prices firm for the next several years. However, expansion

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Joy Global Inc.

projects are moving from brown field to larger and more complex green field projects, and delays could push the copper market into deficit. The U.S. has been effectively de-stocking copper for the last three years, and the return of copper consumption to this key market could also pressure copper supplies and prices.

The iron ore markets have been in deficit for several years, and demand continues to outpace capacity expansion. Worldwide steel production has been growing at strong rates, driven primarily by growth in the emerging markets. Spot prices for iron ore have risen dramatically and support an expected increase in iron ore contract prices of 65 percent. This would represent a cumulative increase of 380 percent in iron ore prices over the last four years. As with coal and copper, iron ore producers are expanding capacity, with new projects stretching beyond 2010 and into 2012.

The economics of the oil sands has improved with stronger oil prices and with reduced Canadian taxes offsetting the new royalty rates. As a result, producer profits increased by 18 percent in 2007. Producers continue to announce further expansions to their current operations, and major oil companies are increasingly attracted to the region. The oil companies need look to unconventional sources for up to 90 percent of their future reserves, and the oil sands provides a secure means for that investment. Investment in the oil sands is expected to reach $20 billion in 2008. As a result of this increasing investment, the Company expects total shovel demand from the oil sands to increase to 8-10 units per year for the next few years.

Despite extensive industry investments over the past 4 to 5 years, the Company’s markets remain with either a very small supply surplus or in supply deficit. The rate of capacity expansion to date has not been able to outpace the growth in commodity demand. The Company believes it will take significantly more investment over an extended period to catch up with demand, and will take continued investment beyond that to keep pace with the growth in commodity demand as the industrialization of the emerging markets continues to drive demand over the next 10 to 15 years.

Impact of Partial Year of Continental Global on Fiscal 2008

The acquisition of Continental Global, a worldwide leader in conveyor systems for bulk material handling in mining and related industrial applications, was completed on February 14, 2008. The Company expects Continental to add approximately $260 to $280 million in partial-year revenue during fiscal 2008, with operating margins of approximately 7 percent and an accretive impact on earnings of $0.05 to $0.10 per share, both after purchase accounting charges. Continental’s conveyor systems are highly complementary to the Company’s existing products and services for surface and underground mining applications.

“We anticipate the Continental acquisition to have significant revenue and cost synergies,” said Mike Sutherlin. “Continental will allow us to provide our customers with a broader range of integrated mining solutions that range all the way from the mining face to the loading or processing facility. Using the extensive field service organizations of Joy and P&H to support Continental’s products will improve their equipment reliability and expand their aftermarket revenues. We also plan to expand Continental’s revenues in selected regions and commodities where we have a stronger presence with our Joy or P&H divisions, or both.”

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Joy Global Inc.

Updated Forward Guidance for Fiscal Year 2008

“Our end markets remain strong and are continuing to improve. However, order lead times and capacity constraints in 2008 will delay any meaningful impact of these market conditions until our next fiscal year. But we will benefit from the Continental acquisition in 2008. As a result of the addition of Continental, we now expect full fiscal year sales of $3.1 to $3.3 billion,” stated Mike Sutherlin. “Operating earnings are expected to be $545 to $585 million. This will result in earnings of $3.15 to $3.45 per fully diluted share.”

Quarterly Conference Call

Management will host a quarterly conference call to discuss the company’s first quarter results to be held at 11:00 AM EST on March 6, 2008. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code #34655270. A rebroadcast of the call will be available until the close of business on March 31, 2008 by dialing 800-642-1687 or 706-645-9291, access code #34655270. Finally, a replay of the webcast will be accessible until March 31, 2008, through the Investor Relations section of our web site (http://investors.joyglobal.com/events.cfm).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “may be,” “objective,” “plan,” “predict,” “will” “will be,” and the like are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended
	February 1,	January 26,
	2008	2007

Net sales	$640,329	$560,466
Costs and expenses:
Cost of sales	428,430	385,599
Product development, selling and administrative expenses	101,536	81,850
Other income	(808)	(965)
Operating income	111,171	93,982

Interest income (expense), net	(4,250)	(4,442)
Reorganization items	(1,884)	(150)
Income from continuing operations before income taxes	105,037	89,390

Provision for income taxes	(35,126)	(29,725)

Income from continuing operations	69,911	59,665
Income from discontinued operations, net of taxes	1,141	-

Net income	$71,052	$59,665

Basic earnings per share
Income from continuing operations	$0.65	$0.52
Income from discontinued operations	0.01	-
Net income	$0.66	$0.52

Diluted earnings per share
Income from continuing operations	$0.64	$0.51
Income from discontinued operations	0.01	-
Net income	$0.65	$0.51

Dividends per share	$0.15	$0.15

Weighted average shares outstanding:
Basic	107,827	114,679
Diluted	108,975	116,049

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	February 1,	October 26,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$226,944	$173,248
Accounts receivable, net	552,601	560,242
Inventories	800,440	727,360
Other current assets	71,419	76,945
Total current assets	1,651,404	1,537,795

Property, plant and equipment, net	237,619	234,029
Other intangible assets, net	61,890	62,932
Goodwill	16,686	16,784
Deferred income taxes	236,244	248,139
Prepaid benefit cost	1,910	779
Other assets	30,492	34,445
Total assets	$2,236,245	$2,134,903

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term obligations	$224	$240
Trade accounts payable	183,213	199,198
Employee compensation and benefits	54,031	59,490
Advance payments and progress billings	427,133	324,102
Accrued warranties	48,783	49,382
Other accrued liabilities	107,647	121,127
Total current liabilities	821,031	753,539

Long-term obligations	396,142	396,257

Other non-current liabilities	264,949	261,113

Shareholders' equity	754,123	723,994

Total liabilities and shareholders' equity	$2,236,245	$2,134,903

Note - for complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended
	February 1,	January 26,
	2008	2007
BREAKDOWN OF SALES REVENUE:

Net Sales By Operation:
Underground Mining Machinery	$350,910	$327,121
Surface Mining Equipment	289,419	233,345
Total Sales By Operation	$640,329	$560,466

Net Sales By Product Stream:
Aftermarket Revenues	$392,221	$333,584
Original Equipment	248,108	226,882
Total Sales By Product Stream	$640,329	$560,466

Net Sales By Geography:
United States	$289,364	$290,056
Rest of World	350,965	270,410
Total Sales By Geography	$640,329	$560,466

OPERATING INCOME BY SEGMENT:

Underground Mining Machinery	$62,755	$58,126
Surface Mining Equipment	56,072	43,022
Corporate	(7,656)	(7,166)
Total Operating Income	$111,171	$93,982

DEPRECIATION AND AMORTIZATION BY SEGMENT:

Underground Mining Machinery	$7,524	$8,375
Surface Mining Equipment	4,688	3,821
Corporate	10	18
Total Depreciation And Amortization	$12,222	$12,214

CASH FLOW DATA:

Decrease (Increase) in Net Working Capital Items	2,880	(96,837)
Property, Plant and Equipment Acquired	15,750	12,142
Cash Interest Paid	13,008	1,420
Cash Taxes Paid	21,592	15,300

BOOKINGS DATA:

Underground Mining Machinery	$515,973	$259,289
Surface Mining Equipment	353,982	306,114
Total Bookings	$869,955	$565,403

	Amounts as of
BACKLOG DATA:	February 1,	October 26,
	2008	2007

Underground Mining Machinery	$969,597	$804,534
Surface Mining Equipment	897,627	833,064
Total Backlog	$1,867,224	$1,637,598

END